UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2011
BRANDYWINE REALTY TRUST
BRANDYWINE OPERATING PARTNERSHIP, L.P.
(Exact name of registrant as specified in its charter)

MARYLAND (Brandywine Realty Trust) DELAWARE (Brandywine Operating Partnership, L.P.)	001-9106 000-24407	23-2413352 23-2862640

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 East Lancaster Avenue, Suite 100 Radnor, PA	19087

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 325-5600
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On February 28, 2011, we modified our $600.0 million unsecured revolving credit facility by entering into Amendment No. 1 (the “First Amendment”) to the Second Amended and Restated Revolving Credit Agreement (the “Amended Revolving Credit Agreement”). The First Amendment provides that Letters of Credit may have an expiration date that is up to one year after the maturity date (as the maturity date may be extended as indicated below, the “Revolving Loan Maturity Date”) of the Amended Revolving Credit Agreement provided that no later than thirty (30) days prior to the Revolving Loan Maturity Date, we provide a cash deposit in the full amount available to be drawn under all Letters of Credit with expiration dates after the Revolving Loan Maturity Date. The cash deposit will be maintained in a special collateral account at the Administrative Agent’s office.
The Revolving Loan Maturity Date is June 29, 2011 and we may extend the maturity date for one year if there is no event of default and we pay a fee equal to 15 basis points of the committed amount under the Amended Revolving Credit Agreement.
JPMorgan Chase Bank, N.A. serves as Administrative Agent, Swing Lender and Issuing Lender and Bank of America, N.A. serves as Syndication Agent and Issuing Lender. The other banks that are included in the syndicate of lenders are listed in the Amended Revolving Credit Agreement.
A copy of the First Amendment is attached as exhibit 10.1 to this Current Report. The description of the First Amendment does not purport to be complete and is qualified by reference to the copy of the First Amendment attached as an exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
See Item 1.01 above

Item 9.01	Financial Statements and Exhibits

Exhibits

10.1	Amendment No.1 to the Second Amended and Restated Revolving Credit Agreement

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust
By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership, its sole General Partner
By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Date: March 1, 2011

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Amendment No.1 to the Second Amended and Restated Revolving Credit Agreement